Exhibit (a)(1)(I)

FOR IMMEDIATE RELEASE

Press Contact:
Pacific International Group Holdings LLC
(702) 430-8808

Pacific International Group Holdings LLC Announces Re-Opening and Extension of its Tender Offer to Acquire All Outstanding Shares of Common Stock of Platinum Energy Resources, Inc.

LAS VEGAS, (January 13, 2010) Pacific International Group Holdings LLC announced today the re-opening and extension of its cash tender offer for all of the outstanding shares of common stock of Platinum Energy Resources, Inc. (OTCBB: PGRI.OB) for $0.50 per share in cash, which commenced on December 10, 2009 and had previously been scheduled to expire at 5:00 p.m. New York City time, on January 11, 2010.  Therefore, the tender offer to acquire all outstanding shares of common stock of Platinum Energy Resources, Inc. at $0.50 per share is hereby extended until 11:59 p.m. New York City time, on January 19, 2010.

REASON FOR EXTENSION:

In light of the fact that Pacific has waived the waivable condition to the tender offer that there shall have been validly tendered and not withdrawn before the tender offer expires shares that constituted, together with the number of shares of Platinum currently owned by Pacific, at least two-thirds (2/3) of the outstanding shares (excluding shares held in treasury) immediately prior to the expiration of the tender offer, Pacific is providing to Platinum’s shareholders an additional five (5) business days from the original expiration date of the tender offer to determine whether or not to tender their shares or withdraw shares previously tendered.

Forward-Looking Statements

Except for historical information contained in this press release, the statements made in this press release constitute forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause Pacific to modify, delay, or suspend its tender offer for shares of Platinum, including the following: changes in Platinum’s stock price, changes in Platinum’s operating results, general market conditions, changes in general economic conditions, including economic conditions within the oil and gas markets, new competition, and tax or regulatory requirements. Certain of these risk factors and other considerations are detailed in Platinum’s Form 10-K for the year ended December 31, 2008 and other reports and documents subsequently filed with the Securities and Exchange Commission.